Exhibit 99.1
Financial News Release

Contacts:
Lawrence D. Firestone	Annie Leschin/Vanessa Lehr
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970.407.6570	970.407.6555
lawrence.firestone@aei.com	ir@aei.com
ADVANCED ENERGY’S FIRST QUARTER 2010 RESULTS FUELED BY STRONG
SEMICONDUCTOR GROWTH
Fort Collins, Colo., April 22, 2010 — Advanced Energy Industries, Inc. (Nasdaq GM: AEIS) today announced financial results for the first quarter ended March 31, 2010.
Sales for the first quarter of 2010 increased 22.7% to $81.6 million from $66.4 million in the fourth quarter of 2009, and increased 150.0% from $32.6 million in the first quarter of 2009.
Sales were robust in the first quarter driven by strong growth in the semiconductor market. Semiconductor sales rose 47.7% sequentially to $48.6 million, representing 59.6% of total sales for the quarter. Sales to the non-semiconductor markets increased 3.9% sequentially to $21.5 million, representing 26.3% of total sales for the quarter. Service revenue was flat sequentially at $11.5 million, representing 14.1% of total sales for the quarter.
Bookings for the first quarter were $96.7 million compared to $98.0 million in the fourth quarter of 2009, resulting in a book to bill ratio of 1.19:1 for the first quarter. Ending backlog increased 22.8% sequentially to $81.3 million at the end of the first quarter compared to $66.2 million at the end of the fourth quarter of 2009.
Gross margin improved significantly to 40.6% in the first quarter, up from 36.8% in the fourth quarter of 2009, as a result of greater efficiencies and improved operating leverage due to higher revenues. This compares to 19.6% in the same period last year.
Operating expenses rose 11.0% sequentially to $25.0 million as we eliminated our temporary cost reductions related to pay cuts and shutdowns. In addition, expenses associated with the pending acquisition of PV Powered were $325,000 ($0.01 per share).

First quarter net income was $6.2 million or $0.15 per diluted share, compared to net income of $1.5 million or $0.04 per diluted share in the fourth quarter of 2009. In the same period a year ago, net loss was $79.8 million or a loss of $1.90 per share due primarily to a non-cash goodwill impairment charge of $63.3 million or $1.51 per share. Cash, cash equivalents and investments were $163.4 million at the end of the first quarter, a decrease of $14.1 million from the fourth quarter due to increases in accounts receivable and inventory to support the growth in revenues.
“Marked by the third consecutive quarter of greater than 20% total revenue growth, we were extremely pleased with our first quarter results. Momentum in the semiconductor capital equipment market drove the majority of the growth this quarter continuing the three-quarter trend of over 40% expansion in that market,” said Dr. Hans Betz, chief executive officer. “Advanced Energy once again distinguished itself as one of the premier suppliers as we successfully managed through supply chain constraints in order to meet aggressive customer demand.”
“In keeping with our strategy to increase Advanced Energy’s presence in the renewable energy market, we announced a definitive agreement to acquire PV Powered, a leading manufacturer of grid-tied PV inverters serving the commercial and residential markets. The combined company will offer a complete suite of products, propelling Advanced Energy forward as a leader in the North American solar inverter market.”
On March 24, 2010, Advanced Energy announced a definitive agreement to acquire 100% of the outstanding shares of PV Powered. Pending review under the Hart-Scott Rodino Act, we expect the acquisition to close in early May. We will provide updated guidance once the acquisition is complete.
Second Quarter 2010 Guidance
The Company anticipates second quarter 2010 results to be within the following ranges:
•	Sales of $92 million to $102 million

•	Earnings per share of $0.21 to $0.31
First Quarter 2010 Conference Call
Management will host a conference call today, Thursday April 22, 2010, at 5:00 pm Eastern Daylight Time to discuss Advanced Energy’s financial results. Domestic callers may access this conference call by dialing (888) 713-4717. International callers may access the call by dialing (816) 650-2836. Participants will need to provide a conference passcode 67518997. For a replay of this teleconference, please call (800) 642-1687 or (706) 645-9291, and enter the passcode

67518997. The replay will be available through 12:00 a.m. Eastern Daylight Time, April 24, 2010. A webcast will also be available on the Investor Relations web page at http://ir.advanced-energy.com.
About Advanced Energy
Advanced Energy is a global leader in innovative power and control technologies for high-growth markets, including advanced thin-film manufacturing and commercial grid-tied inverters for solar-power generation. Advanced Energy is headquartered in Fort Collins, Colorado, with dedicated support and service locations around the world. For more information, go to www.advanced-energy.com.
The Company’s expectations with respect to guidance to financial results for the second quarter ending June 30, 2010 are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: the effects of global macroeconomic conditions upon demand for our products, the volatility and cyclicality of the industries the company serves, particularly the semiconductor industry, the timing of orders received from customers, the company’s ability to realize cost improvement benefits, and unanticipated changes to management’s estimates, reserves or allowances. These and other risks are described in Advanced Energy’s Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. These reports and statements are available on the SEC’s website at www.sec.gov. Copies may also be obtained from Advanced Energy’s website at www.advancedenergy.com or by contacting Advanced Energy’s investor relations at 970-407-6555. Forward-looking statements are made and based on information available to the company on the date of this press release. The company assumes no obligation to update the information in this press release.
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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended
	March 31,		December 31,
	2010	2009	2009
Sales	$81,552	$32,627	$66,439
Cost of sales	48,444	26,239	41,972

Gross profit	33,108	6,388	24,467
	40.6%	19.6%	36.8%
Operating expenses:
Research and development	11,590	11,098	11,227
Selling, general and administrative	13,283	9,395	11,135
Impairment of goodwill	—	63,260	—
Amortization of intangible assets	122	222	148
Restructuring charges	—	3,396	6

Total operating expenses	24,995	87,371	22,516

Income (loss) from operations	8,113	(80,983)	1,951

Other income, net	386	282	495

Income (loss) from operations before income taxes	8,499	(80,701)	2,446
Provision (benefit) for income taxes	2,282	(938)	923

Net income (loss)	$6,217	$(79,763)	$1,523

Basic earnings (loss) per share	$0.15	$(1.90)	$0.04

Diluted earnings (loss) per share	$0.15	$(1.90)	$0.04

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$114,643	$133,106
Marketable securities	48,804	44,401
Accounts receivable, net	61,901	50,267
Inventories, net	47,715	37,118
Deferred income taxes	9,998	9,215
Income taxes receivable	2,125	—
Other current assets	6,687	5,648

Total current assets	291,873	279,755

Property and equipment, net	29,577	30,615

Deposits and other	9,272	9,294
Goodwill and intangibles, net	5,793	5,982
Deferred income tax assets, net	16,639	19,479

Total assets	$353,154	$345,125

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$28,432	$23,802
Other accrued expenses	22,465	24,176

Total current liabilities	50,897	47,978

Long-term liabilities	18,686	18,813

Total liabilities	69,583	66,791

Stockholders’ equity	283,571	278,334

Total liabilities and stockholders’ equity	$353,154	$345,125